Exhibit 5.8

CONSENT OF MARK H. BAILEY

To:                            British Columbia Securities Commission

United States Securities and Exchange Commission

Re:                             Expert Consent for Short Form Prospectus

I refer to technical information developed by Minefinders Corporation Ltd. (“Minefinders”), the preparation of which I supervised in my capacity as a “qualified person” as defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects, that is contained in news releases and technical reports issued by Minefinders on various dates (the “Technical Information”) as referenced in Minefinders’ annual information form dated February 22, 2012 and documents incorporated by reference therein, which is incorporated by reference in the short form base shelf prospectus of Pan American Silver Corp. (the “Corporation”) dated April 5, 2012 (including the documents incorporated by reference therein, the “Prospectus”) and in the registration statement on Form F-10 of the Corporation, dated April 5, 2012 and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933 (as amended, including the documents incorporated by reference therein, the “Registration Statement”).

This letter is being filed as my consent to the use of my name and the Technical Information in the Prospectus and the Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations that are derived from the Technical Information referred to above or that are within my knowledge as a result of the work I performed in connection with such Technical Information.

Dated this 5th day of April, 2012.

/s/ Mark H. Bailey
Mark H. Bailey